Exhibit 10.56

Opening Transaction

To:	Herbalife Ltd.

From:	[Insert Dealer name and address]

Re:	Base Capped Call Transaction

Date:	February 3, 2014

Dear Sir(s):

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between [Insert Dealer name] (“Dealer”) and Herbalife Ltd. (“Counterparty”). The additional terms of the Transaction shall be set forth in a Trade Notification in the form of Schedule A hereto (the “Trade Notification”), which shall supplement, form a part of, and be subject to this Confirmation. This communication, together with the Trade Notification, constitutes a “Confirmation” as referred to in the Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of February 7, 2014 between Counterparty and Union Bank, N.A., as trustee (the “Indenture”) relating to the $1 billion principal amount of 2.00% convertible senior notes due 2019 (the “Convertible Notes”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. References herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered between the execution of this Confirmation and the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties based on the draft of the Indenture so reviewed. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing. The Transaction is subject to early unwind if the closing of the Convertible Notes is not consummated for any reason, as set forth below in Section 8(j).

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation, together with the Trade Notification, evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation and the Trade Notification shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border), as published by ISDA, as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method and US Dollars (“USD”) as the

Termination Currency, (ii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first”, and (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Counterparty with a “Threshold Amount” of USD 100.0 million and with the phrase “, or becoming capable at such time of being declared,” deleted from Section 5(a)(vi)(1) of the Agreement). The Transaction shall be the only Transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation and the Trade Notification except as expressly modified herein. In the event of any inconsistency between this Confirmation, the Trade Notification, the Agreement, the 2006 Definitions and/or the Equity Definitions, as the case may be, the following will prevail in the order of precedence indicated: (i) the Trade Notification, (ii) this Confirmation, (iii) the Agreement, (iv) the Equity Definitions and (v) the 2006 Definitions.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Trade Notification, shall govern the Transaction to which this Confirmation relates:

General Terms:

Trade Date:	February 3, 2014

Effective Date:	The closing date of the initial issuance of the Convertible Notes.

Option Style:	Modified American, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Common Shares of Counterparty, par value USD0.001 per share (Ticker Symbol: “HLF”).

Number of Options:	1,000,000. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, as of any date prior to the end of the Hedge Period the Number of Options will not exceed the number of Options with respect to which Dealer has established its Hedge Positions with respect to the Transaction as of such date, subject to reduction upon the exercise, termination or other early unwind of any Options hereunder.

Option Entitlement:	As of any date, a number of Shares per Option equal to the “Conversion Rate” (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Section 4.04(f), 4.05(b) or 4.06(a) of the Indenture) as of such date.

Strike Price:	As of any date, an amount in USD, rounded to the nearest cent (with 0.5 cents being rounded upwards), equal to USD1,000 divided by the Option Entitlement as of such date.

Cap Price:	USD120.7850

Applicable Percentage:	[ ]%

Number of Shares:	The product of (i) the Number of Options, (ii) the Option Entitlement and (iii) the Applicable Percentage.

Premium:	As specified in the Trade Notification, to be the sum of the Daily Premium Amounts for each Exchange Business Day that is not a Disrupted Day in full during the Hedge Period. Section 2.4 of the Equity Definitions will not apply to the Transaction.

Daily Premium Amount:	For each Exchange Business Day that is not a Disrupted Day in full during the Hedge Period, an amount in USD determined by the Calculation Agent by reference to the table set forth in Schedule B hereto based on the Hedge Reference Price for such Exchange Business Day. If the exact Hedge Reference Price for such Exchange Business Day does not appear in such table, the Daily Premium Amount for such Exchange Business Day shall be determined by the Calculation Agent by linear interpolation or extrapolation, as applicable, using the two closest Hedge Reference Prices appearing in such table.

Initial Premium Payment:	Counterparty shall pay to Dealer the Initial Premium on the Initial Premium Payment Date.

Initial Premium:	USD[ ]

Initial Premium Payment Date:	The Effective Date

Additional Premium Payment:	(i) If the Additional Premium Amount is greater than zero, then Counterparty shall pay to Dealer such Additional Premium Amount on the Additional Premium Payment Date and (ii) if the Additional Premium Amount is less than zero, then Dealer shall pay to Counterparty the absolute value of such Additional Premium Amount on the Additional Premium Payment Date.

Additional Premium Amount:	As specified in the Trade Notification, to be an amount in USD equal to the Premium minus the Initial Premium.

Additional Premium Payment Date:	As specified in the Trade Notification, to be the third Currency Business Day immediately following the Hedge Completion Date.

Exchange:	The New York Stock Exchange

Related Exchange:	All Exchanges

Hedge Period Terms:

Hedge Period:	The period from, and including, the first Scheduled Trading Day immediately following the Trade Date to, and including, the fifth Exchange Business Day that is not a Disrupted Day in full immediately following the Trade Date.

Hedge Completion Date:	The last day of the Hedge Period.

Hedge Reference Price:	For each Exchange Business Day that is not a Disrupted Day in full during the Hedge Period, the volume-weighted average price at which Dealer effects transactions to establish its initial hedge of the equity price risk and market risk under the Transaction on such Exchange Business Day.

Market Disruption Event:	For purposes of determining any Hedge Reference Price:

The third and fourth lines of Section 6.3(a) of the Equity Definitions are hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time” and replacing them with “at any time prior to the relevant Valuation Time”.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the date hereof, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full.

Disrupted Day:	For purposes of determining any Hedge Reference Price:

Without limiting the generality of Section 6.4 of the Equity Definitions, any Scheduled Trading Day on which a Regulatory Disruption occurs shall also constitute a Disrupted Day.

Regulatory Disruption:	In the event that Dealer concludes, in its reasonable discretion and in good faith, based on advice of counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer), for it to refrain from purchasing or selling Shares on any Scheduled Trading Day or Days, Dealer shall use its reasonable efforts to notify Counterparty in writing that a Regulatory Disruption has occurred on such Scheduled Trading Day or Days (for the avoidance of doubt, without being required to specify or otherwise communicate to Counterparty the nature of such Regulatory Disruption).

Hedge Period Disruption:	Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs in the Hedge Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, extend the Hedge Period. If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (including, for the avoidance of doubt, a Regulatory Disruption as provided herein), the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the Daily Premium Amount, if any, for such Disrupted Day shall not be included for purposes of determining the Premium or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the Hedge Reference Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares effected by or on behalf of Dealer before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended, and the Daily Premium Amount for such Disrupted Day (and, if applicable, the Daily Premium Amount for any subsequent Exchange Business Day that is not a Disrupted Day in full during the Hedge Period), including the weighting thereof for purposes of determining the Premium, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Premium, with such adjustments based on, among other factors, the transactions in the Shares effected by or on behalf of Dealer before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended and the volume, historical trading patterns and price of the Shares.

If a Disrupted Day occurs during the Hedge Period, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day, then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such ninth Scheduled Trading Day to be an Exchange Business Day that is not a Disrupted Day and determine the Hedge Reference Price for such ninth Scheduled Trading Day using its good faith estimate of the value of the Shares on such ninth Scheduled Trading Day based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate.

Procedures for Exercise:

Exercise Date:	Each Conversion Date.

Conversion Date:	Each “Conversion Date” (as defined in the Indenture) occurring during the Exercise Period for Convertible Notes (such Convertible Notes, each in denominations of USD1,000 principal amount, the “Relevant Convertible Notes” for such Conversion Date).

Exercise Period:	The period from and excluding the Trade Date to and including the Expiration Date.

Expiration Date:	The earlier of (i) the last day on which any Convertible Notes remain outstanding and (ii) the second “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the “Maturity Date” (as defined in the Indenture).

Automatic Exercise on Conversion Dates:	On each Conversion Date, a number of Options equal to (i) the number of Relevant Convertible Notes for such Conversion Date in denominations of USD1,000 principal amount minus (ii) the number of Applicable Conversion Options (as defined below), if any, corresponding to such Conversion Date shall be automatically exercised, subject to “Notice of Exercise” below.

Excluded Convertible Notes:	Relevant Convertible Notes surrendered for conversion on any date prior to the start of the Final Conversion Period (as defined below). The provisions of Section 8(d) below will apply to the exercise of any Options hereunder in connection with the conversion of any Excluded Convertible Notes.

Notice Deadline:	In respect of any exercise of Options hereunder, the Scheduled Trading Day (as defined in the Indenture) immediately preceding the first Scheduled Trading Day of the relevant “Observation Period” (as defined in the Indenture but determined, for the avoidance of doubt, without regard to Section 4.06(b) of the Indenture), subject to “Notice of Exercise” below; provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Notes for any Conversion Date occurring during the period starting on the 30th Scheduled Trading Day immediately preceding the Maturity Date (the “Final Conversion Period”), the Notice Deadline shall be 5:00 PM, New York City time, on the “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the “Maturity Date” (as defined in the Indenture).

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies Dealer in writing prior to 5:00 PM, New York City time, on the Notice Deadline in respect of such exercise of (i) the number of Convertible Notes being converted on such Exercise Date (including, if applicable, whether all or any portion of such Convertible Notes are Convertible Notes as to which additional Shares would be added to the “Conversion Rate” (as defined in the Indenture) pursuant to Section 4.06(a) of the Indenture (the “Make-Whole Convertible Notes”)), (ii) the scheduled settlement date under the Indenture for the Relevant Convertible Notes for the related Conversion Date, and (iii) the first Scheduled Trading Day of the Observation Period (as defined in the Indenture but determined, for the avoidance of doubt, without regard to Section 4.06(b) of the Indenture) for such Relevant Convertible Notes; provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Notes for any Conversion Date occurring during the Final Conversion Period, the content of such notice shall be as set forth in clause (i) above. For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure; provided that notwithstanding the foregoing, such notice, except in connection with the conversion of any Relevant Convertible Notes for any Conversion Date occurring during the Final Conversion Period, shall be effective (including for purposes of Section 8(d) below) if given after the Notice Deadline, but prior to 5:00 PM New York City time, on the fifth Exchange Business Day following the Notice Deadline, in which event the Calculation Agent shall have the right to adjust the Delivery Obligation as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of Dealer not having received such notice on or prior to the Notice Deadline.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:

[Insert Dealer contact information]

Settlement Terms:

Settlement Date:	For any Exercise Date, the settlement date for the Shares, if any, and cash to be delivered in respect of the Relevant Convertible Notes for the Conversion Date occurring on such Exercise Date under the terms of the Indenture; provided that the Settlement Date shall not be prior to the latest of (i) the date three Exchange Business Days following the final day of the relevant Observation Period (as defined in the Indenture but determined, for the avoidance of doubt, without regard to Section 4.06(b) of the Indenture, except that, if there is no Observation Period (as defined in the Indenture) applicable to the Relevant Convertible Notes as a result of such provisions of the Indenture, then such date referred to above in this clause (i) will be deemed to be the date as promptly as commercially reasonably practicable following the related settlement date for the Relevant Convertible Notes), (ii) the Exchange Business Day immediately following the date on which Counterparty gives notice to Dealer of such Settlement Date prior to 5:00 PM, New York City time, and (iii) the Exchange Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 5:00 PM, New York City time.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of any Exercise Date, Dealer will deliver to Counterparty on the related Settlement Date a number of Shares equal to the product of (i) the Applicable Percentage and (ii) the aggregate number of Shares, if any, that Counterparty is obligated to deliver to the holder(s) of the Relevant Convertible Notes for such Conversion Date pursuant to Section 4.03(a) of the Indenture (except that such aggregate number of Shares shall be determined without taking into consideration any rounding pursuant to Section 4.03(b) of the Indenture and shall be rounded down to the nearest whole number and cash shall be delivered in lieu of fractional shares, if any, resulting from such rounding) (such product, the “Convertible Obligation”); provided that (i) if the Convertible Obligation exceeds the Capped Convertible Obligation, then the Delivery Obligation shall be the Capped Convertible Obligation; and (ii) the Convertible Obligation (and, for the avoidance of doubt, the Capped Convertible Obligation) shall be determined excluding any Shares, if any, and cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Notes as a direct or indirect result of any adjustments to the Conversion Rate pursuant to Sections 4.04(f), 4.05(b) or 4.06(a) of the Indenture and any interest payment that Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Notes for such Conversion Date; and provided further that if such exercise relates to the conversion of Relevant Convertible Notes in connection with which holders thereof are entitled to receive additional Shares and/or cash pursuant to the adjustments to the Conversion Rate set forth in Section 4.06(a) of the Indenture, then, notwithstanding the foregoing, the Delivery Obligation shall include the Applicable Percentage of such additional Shares, except that the Delivery Obligation shall be capped so that the value of the Delivery Obligation per Option (with the value of any Shares included in the Delivery Obligation determined by the Calculation Agent using the “Daily

VWAP” (as defined in the Indenture) on the last day of the relevant Observation Period (as defined in the Indenture but determined, for the avoidance of doubt, without regard to Section 4.06(b) of the Indenture)) does not exceed the amount as determined by the Calculation Agent that would be payable by Dealer pursuant to Section 6 of the Agreement if such Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction (except that, for purposes of determining such amount, (x) the Number of Options shall be deemed to be equal to the number of Options exercised on such Exercise Date and (y) such amount payable will be determined as if Sections 4.04(f), 4.05(b) or 4.06(a) of the Indenture were deleted) was the sole Affected Transaction and Counterparty was the sole Affected Party (determined without regard to Section 8(a) of this Confirmation). For the avoidance of doubt, if the “Daily Conversion Value” (as defined in the Indenture) for each VWAP Trading Day (as defined in the Indenture) occurring in the relevant Observation Period (as defined in the Indenture but determined, for the avoidance of doubt, without regard to Section 4.06(b) of the Indenture) is less than or equal to USD40.00, Dealer will have no Delivery Obligation hereunder in respect of the relevant Conversion Date.

Capped Convertible Obligation:	In respect of an Exercise Date occurring on a Conversion Date, the Convertible Obligation that would apply if the “Daily VWAP” for each “VWAP Trading Day” in the “Observation Period” (as defined in the Indenture but determined, for the avoidance of doubt, without regard to Section 4.06(b) of the Indenture) were the lesser of (x) the Cap Price and (y) the actual Daily VWAP for such VWAP Trading Day.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page “HLF <equity>” (or any successor thereto).

Notice of Delivery Obligation:	No later than the Exchange Business Day immediately following the last day of the relevant Observation Period (as defined in the Indenture) (or, if earlier, the settlement date for the Shares, if any, and cash delivered upon conversion of the Relevant Convertible Notes), Counterparty shall give Dealer notice of the final number of Shares, if any, and amount of cash comprising the relevant Convertible Obligation; provided that, with respect to any Exercise Date occurring during the Final Conversion Period, Counterparty may provide Dealer with a single notice of the aggregate number of Shares, if any, and amount of cash comprising the Convertible Obligations for all Exercise Dates occurring during such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise or Dealer’s obligations with respect to Delivery Obligation, each as set forth above, in any way).

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein to the extent relating to restrictions, obligations, limitations or requirements under applicable securities or other laws or otherwise that exist as a result of the fact that Buyer is the issuer of the Shares.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares in certificated form (and/or by delivery of a Share transfer form to Counterparty or its Transfer Agent, as applicable) representing the Number of Shares to be Delivered to Counterparty in lieu of delivery through the Clearance System.

Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, (i) upon the occurrence of any event or condition set forth in Section 4.04(a), (b), (c), (d), (e) and 4.05(a) of the Indenture (an “Adjustment Event”), the Calculation Agent shall make (A) a corresponding adjustment in accordance with the methodology set forth in the Indenture to one or more of the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment of the Transaction (other than the Cap Price), to the extent an analogous adjustment is made under the Indenture and (B) a corresponding adjustment to the Cap Price to the extent any adjustment is made to the Strike Price pursuant to clause (A) above; and (ii) upon the occurrence of any Potential Adjustment Event, the Calculation Agent may, in its commercially reasonable discretion but without duplication of any adjustment pursuant to clause (i) above, make any further adjustment consistent with the Calculation Agent Adjustment set forth in Section 11.2(c) of the Equity Definitions (as modified pursuant to this Confirmation, including Section 8(r) below) to the Cap Price to the extent necessary to preserve the fair value of the Options to Dealer, after taking into account such Potential Adjustment Event; provided that in no event shall the Cap Price be less than the Strike Price; provided further that the parties agree that neither a Share repurchase transaction referred to under

Section 4.04(i)(i) of the Indenture nor the Specified Share Forwards (as define below), in either case, shall constitute a Potential Adjustment Event under Section 11.2(e)(v) of the Equity Definitions. Immediately upon the occurrence of any Adjustment Event, Counterparty shall notify the Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Relevant Convertible Notes in respect of such Adjustment Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.

If Counterparty or its board of directors is permitted or required to exercise discretion under the terms of the Indenture with respect to any determination, calculation or adjustment (including, without limitation, pursuant to Section 4.05(a) of the Indenture or in connection with any proportional adjustments or the determination of the fair value of any securities, property, rights or other assets) (any such determination, calculation or adjustment, a “Counterparty Determination”), Counterparty shall consult with Dealer with respect thereto and, if the Calculation Agent disagrees in good faith with such Counterparty Determination, notwithstanding anything herein to the contrary, the Calculation Agent shall make the relevant determination, calculation or adjustment for purposes of this Transaction (and for the avoidance of doubt, such determination, calculation or adjustment shall be made (A) in accordance with the methodology set forth in the Indenture, except as set forth in this paragraph, and (B) using, where relevant, variables determined by the Calculation Agent).

Extraordinary Dividend:	Any dividend, or portion thereof, with respect to the Shares that the Calculation Agent determines to be an “extraordinary” dividend, including, for the avoidance of doubt, any cash dividend or distribution on the Shares with an ex-dividend date occurring on or after the Trade Date and on or prior to the Expiration Date the amount of which differs from the Ordinary Dividend Amount for such dividend or distribution. If no such ex-dividend date occurs within a regular quarterly dividend period, an ex-dividend date with a cash dividend or distribution of zero shall be deemed to have occurred on the last Scheduled Trading Day of such regular quarterly dividend period.

Ordinary Dividend Amount:	For any regularly quarterly dividend period, USD 0.30 for the first cash dividend or distribution on the Shares for which the ex-dividend date falls within such period, and zero for any subsequent dividend or distribution on the Shares for which the ex-dividend date falls within the same period.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Merger Event” in Section 4.07(a) of the Indenture.

Consequences of Merger Events/Tender Offers:	Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, (i) upon the occurrence of a Merger Event, the Calculation Agent shall make (A) the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction (other than the Cap Price), to the extent an analogous adjustment is made under the Indenture in respect of such Merger Event; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional Shares as set forth in Section 4.04(f), 4.05(b) or 4.06(a) of the Indenture and (B) a corresponding adjustment to the Cap Price to the extent any adjustment is made to the Strike Price pursuant to clause (A) above; and (ii) upon the occurrence of a Merger Event that results in an adjustment under the Indenture and/or upon the occurrence of a Tender Offer, the Calculation Agent may, in its commercially reasonable discretion, make any further adjustment to the Cap Price consistent with the Modified Calculation Agent Adjustment set forth in Section 12.2(e) or 12.3(d) of the Equity Definitions, as applicable; provided that in no event shall the Cap Price be less than the Strike Price; provided further that if (i) the consideration for the Shares includes (or, at the option of a holder of the Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia, the United Kingdom, the Republic of Ireland or the Cayman Islands or (ii) the counterparty to the Transaction following such Merger Event will not be a corporation or will not be the Issuer of the relevant Shares following such Merger Event (after giving effect to the provisions of this Confirmation in respect thereof, as determined by the Calculation Agent), then Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s sole election. In addition, if the consideration for the Shares includes (or, at the option of a holder of the Shares, may include) shares of an entity or person that is organized under the laws of the United Kingdom or the Republic of Ireland and the Calculation Agent determines, in its sole discretion, that (A)(x) treating such shares as “Reference Property” (as defined in the Indenture) or (y) Cancellation and Payment not applying to the Transaction with respect to such Merger Event, in either case of clause (x) or clause (y), will have a material adverse effect on any combination of the following: Dealer’s rights or obligations in respect of the Transaction, on its hedging activities in respect of the Transaction or on the costs (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position) of engaging in any of the foregoing, and (B) Dealer cannot promptly avoid the occurrence of each such material adverse effect by amending the terms of this Confirmation (whether because amendments would not avoid such occurrence or because Counterparty fails to agree promptly to such amendments) then Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s sole election.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event prior to the relevant merger date) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election and (ii) the details of the adjustment made under the Indenture in respect of such Merger Event.

Tender Offer:	Applicable to the extent provided above under the heading “Consequences of Merger Events/Tender Offers.”

Consequences of Announcement Event:	If an Announcement Event occurs, then on the earliest to occur of the date on which the transaction described in such Announcement Event (as amended or modified) is cancelled, withdrawn, discontinued, otherwise terminated or results in a Merger Date or Tender Offer Date, as applicable, or the Expiration Date, Early Termination Date or other date of cancellation or termination in respect of any Option (the “Announcement Event Adjustment Date”), the Calculation Agent will determine the cumulative economic effect on the relevant Options of the Announcement Event (without duplication in respect of any other adjustment or cancellation valuation made pursuant to this Confirmation, the Equity Definitions or the Agreement, regardless of whether the Announcement Event actually results in a Merger Event or Tender Offer, and taking into account such factors as the Calculation Agent may commercially reasonably determine, including, without limitation, changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or the Transaction whether within a commercially reasonable period of time prior to or after the Announcement Event or for any commercially reasonable period of time such changes are in effect, including, without limitation, if applicable, the period from the Announcement Event to the relevant Announcement Event Adjustment Date); provided that, for the avoidance of doubt the occurrence of an Announcement Event Adjustment Date in respect of the cancellation, withdrawal, discontinuation or other termination of the transaction described in an Announcement Event (as amended or modified) shall not preclude the occurrence of a later Announcement Event with respect to such transaction. If the Calculation Agent determines that such cumulative economic effect on any Option is material, then on the Announcement Event Adjustment Date for such Option, the Calculation Agent may make such adjustment to the Cap Price as the Calculation Agent determines appropriate to account for such economic effect, which adjustment shall be effective immediately prior to the exercise, termination or cancellation of such Option, as the case may be.

Announcement Event:	(i) The public announcement of any Merger Event or Tender Offer or the intention to enter into a Merger Event or Tender Offer, (ii) the public announcement by Counterparty of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or (iii) any subsequent public announcement of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention) (in each case, whether such announcement is made by Counterparty or a third party); provided that, for the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention.

Announcement Date:	The definition of “Announcement Date” in Section 12.1 of the Equity Definitions is hereby amended by (i) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (ii) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (iii) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, (iv) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof and (v) by deleting subsection (v) thereof in its entirety and replacing it with “(v) in the case of Insolvency, the date of (A) the institution of a proceeding or presentation of a petition or the passing of a resolution (or the convening of a meeting to pass a resolution or the proposing of a written resolution) that leads to Insolvency within the meaning of subsection (A) of the definition thereof, (B) the first public announcement of the institution of a proceeding or presentation of a petition or passing of a resolution (or other analogous procedure in any jurisdiction) that leads to the Insolvency or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer”.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by Dealer on the Trade Date or in another commercially reasonable manner (it being understood that such party need not take any action that does not meet the Avoidance Criteria)”; provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”. “Avoidance Criteria” means, with respect to an action, as determined by the Calculation Agent in good faith, that (i) such action is legal and complies with all applicable regulations, rules (including by self-regulatory organizations) and policies, (ii) if such party is to establish one or more alternative Hedge Positions, there is sufficient liquidity in those alternative Hedge Positions available for that Hedging Party to hedge and (iii) by taking such action, there would not be a material risk that such Hedging Party would incur, any one or more of an increased performance cost, increased hedging cost or increased capital charges.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable, subject to the limitations and other provisions set forth in Section 8(g) below; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting the following three sentences at the end of such Section:

“Such inability described in phrases (A) or (B) above shall not constitute a “Hedging Disruption” if such inability results solely from the Hedging Party’s creditworthiness or financial position. For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e) Increased Cost of Hedging:	Applicable; provided that, (i) such increased cost described in Section 12.9(a)(vi) of the Equity Definitions shall not constitute an “Increased Cost of Hedging” if such increased cost results solely from the Hedging Party’s creditworthiness or financial position and (ii) the Hedging Party will use good faith efforts to avoid such increased cost (it being understood that such party need not take any action that does not meet the Avoidance Criteria).

Hedging Party:	Dealer

Determining Party:	Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer. Upon receipt of written request from Counterparty, the Calculation Agent shall promptly provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Dealer’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request.

4. Account Details:

Dealer Payment Instructions:

[Insert Dealer account information]

Counterparty Payment Instructions:

HSBC-HLF Stock Option

SWIFT: MRMDUS33

Account #: 001846884

Address: 660 S. Figueroa Street, Suite 800

Los Angeles CA 90017

Counterparty Transfer Agent for Purposes of Share delivery:

ComputerShare

520 Pike Street, Suite 1220

Seattle, WA 98101

5. Offices:

The Office of Dealer for the Transaction is:

[    ]

The Office of Counterparty for the Transaction is:

Not applicable

6. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Counterparty:

Herbalife Ltd.

990 West 190th Street

Torrance, CA 90502

Tel:      (310) 851-2300

Attn:    Richard Caloca

With a copy to:

Herbalife Ltd.

800 Olympic Blvd.

Suite 406

Los Angeles, CA 90015

Attn:    Jim Berklas

(b) Address for notices or communications to Dealer:

To:	[Insert Dealer contact information]

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) (A) On each day during the period from, and including, the Trade Date to, and including, the Hedge Completion Date (the “Relevant Hedging Period”), (B) on each day during the period from, and including, the 27th Scheduled Trading Day immediately preceding the Maturity Date (as defined in the Indenture) to, and including, the 25th VWAP Trading Day (as defined in the Indenture) thereafter (the “Final Observation Period”), (C) on each day during any “Observation Period” (as defined in the Indenture) (other than the Final Observation Period) applicable to the Relevant Convertible Notes and (D) on each day during any Early Termination Period (as defined below), neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument other than the Transaction) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares other than, for the avoidance of doubt, the forward transactions described under “Use of Proceeds” in the offering memorandum related to the offering of the Convertible Notes (the “Specified Share Forwards”); unless, solely in the case of clauses (C) or (D) above (and solely to the extent that a binding agreement to effect such purchase activity during the relevant “Observation Period” (as defined in the Indenture) (other than the Final Observation Period) or Early Termination Period, as applicable, had been entered into prior to notice of such period to Counterparty (whether under the Indenture or from Dealer, as applicable)), Counterparty has provided written notice (which notice shall be deemed to contain a representation and warranty that, as of the time such notice is given, Counterparty is not in possession of, and is not delivering such notice on the basis of, material nonpublic information with respect to Counterparty or the Shares) to Dealer of the relevant purchase activity not later than the Scheduled Trading Day immediately preceding the first day on which such purchase activity will occur; provided that (I) Counterparty shall provide written notice (which notice shall be deemed to contain a representation and warranty that, as of the time such notice is given, Counterparty is not in possession of, and is not delivering such notice on the basis of, material nonpublic information with respect to Counterparty or the Shares) to Dealer of the end of such purchase activity not later than the last day of such purchase activity, (II) Counterparty acknowledges and agrees that any notice under this Section 8(a)(ii) may result in a Regulatory Disruption or Excess Ownership Position (as defined below but with the reference to “9%” in clause (1) of the definition thereof replaced with a reference to “5%”, a “Relevant Excess Ownership Position”) to the extent the relevant purchase activity coincides with any period referred to in clauses (C) or (D) above and (III) the Calculation Agent may make a corresponding adjustment in respect of any one or more of the terms relevant to the exercise, settlement or payment of the Options (including, for the avoidance of doubt, a postponement or extension pursuant to Section 8(e)) to the extent necessary to preserve the fair value of the Options to Dealer after taking into account such Regulatory Disruption or Relevant Excess Ownership Position (as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of such Regulatory Disruption or Relevant Excess Ownership Position); provided further that (a) this Section 7(a)(ii) shall not limit Counterparty’s ability (or the ability of any “affiliate” or “affiliated purchaser” of Counterparty), (i) pursuant to its employee incentive plans, to re-acquire Shares in connection with the related equity transactions; (ii) to withhold shares to cover exercise price and/or tax liabilities associated with such equity transactions; or (iii) to grant Shares and options to “affiliates” or “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliates or affiliated purchasers to acquire such Shares or options, in connection with Counterparty’s compensatory plans for directors, officers and employees or any agreements with respect to the compensation of directors, officers or employees of any entities that are acquisition targets of Counterparty, so long as, in the case of clause (i), (ii) or (iii) of this proviso, any such re-acquisition, withholding, grant, acquisition or other purchase does not constitute a “Rule 10b-18 Purchase” (as defined in Rule 10b-18) and (b) Counterparty or such “affiliate” or “affiliated purchaser” may purchase Shares in privately negotiated (off-market) transactions that do not, directly or indirectly, involve purchases on the Exchange and are not “Rule 10b-18 purchases” (as defined in Rule 10b-18), in each case without Dealer’s consent.

(iii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including FASB Statements 128, 133 (as amended), 149 or 150, EITF Issue No. 00-19, 01-6, 03-6 or 07-5(or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iv) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(v) (A) On or prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and (B) on the Effective Date, Counterparty shall deliver to Dealer a solvency certificate with respect to Dealer signed by an authorized officer of Counterparty certifying the solvency of Counterparty as of the Trade Date and as of the Effective Date (after giving effect to Counterparty’s payment of amounts required to be paid by Counterparty on such date under the Transaction and the other transactions described under “Use of Proceeds” in the offering memorandum related to the offering of the Convertible Notes), which solvency certificate is reasonably satisfactory to Dealer.

(vi) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or to otherwise violate the Exchange Act.

(vii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii) On and immediately after each of the Trade Date, the Initial Premium Payment Date and the Additional Premium Payment Date, (A) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)), (B) Counterparty would be able to purchase the Shares with an aggregate purchase price equal to the Premium in compliance with the laws of the jurisdiction of Counterparty’s incorporation and Counterparty’s Constitutional documents and (C) for the purposes of Cayman Islands law, Counterparty is able to pay its debts.

(ix) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1(a) of the Purchase Agreement between Issuer and Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and the other, as representatives of the initial purchasers party thereto (the “Purchase Agreement”), are true and correct as of the respective dates as of which such representations and warranties are made thereunder and are hereby deemed to be repeated to Dealer as if set forth herein.

(x) (A) (i) On each day during the Relevant Hedging Period, (ii) on each day during the Final Observation Period, (iii) on each day during any “Observation Period” (as defined in the Indenture) (other than the Final Observation Period) applicable to the Relevant Convertible Notes and (iv) in the event an Early Termination Date is designated due to an Additional Termination Event pursuant to Section 8(d)(ii), on each day during a period starting on or about such Early Termination Date as reasonably determined by Dealer and notified to Counterparty (an “Early Termination Period”), in each case, the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) (determined, for the avoidance of doubt, after giving effect to any applicable exceptions set forth in Sections 101(b) and 102(b) of Regulation M) and (B), without limiting the generality of the immediately preceding clause (A), Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b) and 102(b) of Regulation M, during (i) the period comprised of the Relevant Hedging Period and the period from, and including, Hedge Completion Date to, and including, the second Exchange Business Day thereafter, (ii) the period comprised of the Final Observation Period and the period from, and including, the last day of the Final Observation Period to, and including, the second Exchange Business Day thereafter, (iii) the period comprised of any such Observation Period (other than the Final Observation Period and the period from, and including, the last day of such Observation Period (other than the Final Observation Period) to, and including, the second Exchange Business Day thereafter or (iv) the period comprised of any such Early Termination Period and the period from, and including, the last day of such Early Termination Period to, and including, the second Exchange Business Day thereafter, as applicable; unless, solely in the case of clauses (A)(iii), (A)(iv), (B)(iii) or (B)(iv) above (and solely to the extent that a binding agreement to effect the “distribution” that would give rise to the relevant “restricted period” during the relevant “Observation Period” (as defined in the Indenture) (other than the Final Observation Period) or Early Termination Period, as applicable, had been entered into prior to notice of such period to Counterparty (whether under the Indenture or from Dealer, as applicable)), Counterparty has provided written notice (which notice shall be deemed to contain a representation and warranty that, as of the time such notice is given, Counterparty is not in possession of, and is not delivering such notice on the basis of, material nonpublic information with respect to Counterparty or the Shares) to Dealer of the relevant “restricted period” not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; provided that (I) Counterparty shall provide written notice (which notice shall be deemed to contain a representation and warranty that, as of the time such notice is given, Counterparty is not in possession of, and is not delivering such notice on the basis of, material nonpublic information with respect to Counterparty or the Shares) to Dealer of the end of such “restricted period” not later than the last day of such “restricted period”, (II) Counterparty acknowledges and agrees that any notice under this Section 8(a)(x) may result in a Regulatory Disruption or Relevant Excess Ownership Position to the extent the relevant transaction coincides with any period referred to in the case of clauses (iii) or (iv) above and (III) the Calculation Agent may make a corresponding adjustment in respect of any one or more of the terms relevant to the exercise, settlement or payment of the Options (including, for the avoidance of doubt, a postponement or extension pursuant to Section 8(e)) to the extent necessary to preserve the fair value of the Options to Dealer after taking into account such Regulatory Disruption or Relevant Excess Ownership Position (as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of such Regulatory Disruption or Relevant Excess Ownership Position).

(xi) Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing, and (C) has total assets of at least $50 million.

(xii) To Counterparty’s knowledge, based on due inquiry, no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares (not including laws, rules, regulations or regulatory orders of any jurisdiction that are generally applicable to equity securities of U.S.-incorporated issuers that are listed on the Exchange solely as a result of Dealer’s and/or its affiliates’ activities, assets or business, other than Dealer’s hedging activities in connection with the Transaction) would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares in connection with the Transaction.

(xiii) Counterparty is entering into this Confirmation and the Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered, and will not enter into or alter, any corresponding or hedging transaction or position with respect to the Transaction. Counterparty acknowledges that it is the intent of the parties that the Transaction comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and that the Transaction shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(xiv) Counterparty acknowledges and agrees that it has no right to, and will not seek to, control or influence Dealer’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under the Transaction, including, without limitation, Dealer’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation and the Trade Notification under Rule 10b5-1.

(xv) Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation or the Trade Notification must be effected in accordance with the requirements of Rule 10b5-1(c). Without limiting the generality of the foregoing, to the extent required by Rule 10b5-1(c), any such amendment, modification, waiver or termination of this Confirmation or the Trade Notification shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and, to the extent prohibited by Rule 10b5-1(c), no such amendment, modification, waiver or termination of, or settlement election under, this Confirmation or the Trade Notification be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding the Shares or Counterparty.

(xvi) (A)(i) Counterparty understands that the Transaction is subject to complex risks, which it has duly considered and which may arise without warning and may at times be volatile, and that losses may occur quickly and in unanticipated magnitude; (ii) Counterparty has duly authorized its entry into the Transaction and such action does not violate any laws of its jurisdiction of incorporation, organization or residence; (iii) Counterparty has consulted with its legal, financial and accounting advisor(s) and has reached its own conclusions about the Transaction, and any legal, regulatory, tax, accounting or economic consequences arising from the Transaction; and (iv) the board of directors of Counterparty (the “Board”) and/or any duly appointed committee of directors of Counterparty to which responsibility for approving and authorizing this Transaction has been duly delegated by the Board (the “Relevant Committee”) has concluded that the Transaction is suitable for Counterparty, for its commercial benefit and in its best interests, in light of its own investment objectives, financial condition and expertise. (B) The Transaction has been duly approved and authorized by the Board or the Relevant Committee after due consideration by the Board and/or the Relevant Committee of the matters.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(e) Counterparty shall deliver to Dealer opinions of counsel, from U.S. and Cayman Islands counsel to the Issuer, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement, subject to customary assumptions, qualifications and exceptions.

(f) Counterparty acknowledges that:

(i) During the term of the Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Transaction;

(ii) Dealer and its affiliates may also be active in the market for the Shares other than in connection with hedging activities in relation to the Transaction;

(iii) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Hedge Reference Price and/or the Daily VWAP (as defined in the Indenture);

(iv) Any market activities of Dealer and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Hedge Reference Price and/or the Daily VWAP (as defined in the Indenture), each in a manner that may be adverse to Counterparty; and

(v) The Transaction is a derivatives transaction with embedded optionality; Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the Transaction.

8. Other Provisions:

(a) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to “Consequences of Merger Events/Tender Offers” above or Sections 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the relevant merger date, announcement date, Early Termination Date or date of cancellation or termination in respect of an Additional Disruption Event (“Notice of Share Termination”); provided that if Counterparty does not elect to require Dealer to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event of (i) an Insolvency (as amended by this Confirmation), a Nationalization or a merger event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash, (ii) an Insolvency Filing, (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control or (iv) the Bankruptcy of Counterparty. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, announcement date, Early Termination Date or date of cancellation or termination in respect of an Additional Disruption Event, as applicable:

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events/Tender Offers” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the

Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities or other laws or otherwise as a result of the fact that Counterparty is the issuer of any Share Termination Delivery Units (or any part thereof).

(b) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(b) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, to enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance reasonably satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Dealer. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page HLF <equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).

(c) Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage as determined on such day is (i) greater than 6% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day.

Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to any Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act, under other applicable securities laws, under any other state or federal law, regulation or regulatory order or otherwise, relating to or arising out of a failure by Counterparty to provide Dealer with a Repurchase Notice on the day and in the manner set forth above. Counterparty shall be relieved from liability under this indemnity resulting from an action to the extent that Counterparty both (i) has not received notice that such action has commenced within 60 calendar days thereof and (ii) is materially prejudiced as a result of not receiving such notice. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction and any assignment and/or delegation of the Transaction made pursuant to the Agreement and/or this Confirmation shall inure to the benefit of any permitted assignee of Dealer.

(d) Additional Termination Events.

(i) The occurrence of (x) an event of default with respect to Counterparty under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture that results in the Convertible Notes becoming or being declared immediately due and payable under the terms of Section 6.02(a) of the Indenture, or (y) an Amendment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver in respect of any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of

Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the prior consent of Dealer.

(ii) Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty, within the applicable time period set forth under “Notice of Exercise” above, of any Notice of Exercise in respect of the exercise of any Options that, according to such Notice of Exercise, relate to Relevant Convertible Notes that are Excluded Convertible Notes shall constitute an Additional Termination Event as provided in this paragraph and shall not result in the exercise of any Options. Upon receipt of any such Notice of Exercise, Dealer shall designate an Exchange Business Day following such Additional Termination Event as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Applicable Conversion Options”) equal to the lesser of (A) the aggregate principal amount of Excluded Convertible Notes specified in such Notice of Exercise, divided by USD1,000, and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Applicable Conversion Options. Any payment hereunder with respect to such termination (the “Early Conversion Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Applicable Conversion Options (which shall, solely for purposes of determining such amount, be deemed not to constitute “Applicable Conversion Options” under such hypothetical Transaction), (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event, (3) the terminated portion of the Transaction were the sole Affected Transaction and (4) solely for purposes of determining such amount, the Conversion Date in respect of the corresponding Relevant Convertible Notes had not occurred and such Relevant Convertible Notes remain outstanding (and, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any adjustments to the “Conversion Rate” (as defined in the Indenture) pursuant to Section 4.04(f), 4.05(b) or 4.06(a) of the Indenture); provided that, the Early Conversion Unwind Payment shall not be greater than (x) the Applicable Percentage multiplied by (y) the number of Applicable Conversion Options multiplied by (z) the excess of (I) the “Conversion Rate” (as defined in the Indenture without taking into account any adjustments to the “Conversion Rate” (as defined in the Indenture) pursuant to Section 4.04(f), 4.05(b) or 4.06(a) of the Indenture), multiplied by the Applicable Limit Price on the settlement date for the cash and Shares, if any, to be delivered pursuant to Section 4.03(a) of the Indenture in respect of the Excluded Convertible Notes relating to such Early Conversion Unwind Payment, over (II) USD1,000.

(iii) Within five Scheduled Trading Days promptly following any Repayment Event (as defined below), Counterparty shall notify Dealer of such Repayment Event and the aggregate principal amount of Convertible Notes subject to such Repayment Event (any such notice, a “Repayment Notice”); provided that such Repayment Notice shall contain an acknowledgement by Counterparty of its responsibilities under applicable securities laws, and in particular Section 9 and 10(b) of the Exchange Act and the rules and regulations promulgated thereunder and shall remake the representations set forth in Section 7(a)(i)(A), in each case in respect of such repurchase and delivery of such Repayment Notice. The receipt by Dealer from Counterparty of any Repayment Notice shall constitute an Additional Termination Event as provided in this paragraph. Upon receipt of any such Repayment Notice, Dealer shall designate an Exchange Business Day following receipt of such Repayment Notice as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repayment Options”) equal to the lesser of (A) the aggregate principal amount of such Convertible Notes specified in such Repayment Notice, divided by USD1,000, and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repayment Options. Any payment hereunder with respect to such termination (the “Repayment Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Repayment Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event, (3) the terminated portion of the Transaction were the sole Affected Transaction and (4) solely for purposes of determining such amount, the Relevant Repayment Event had not yet occurred and the relevant Convertible Notes remain outstanding. “Repayment Event” means that (i) any Convertible Notes are repurchased (whether in connection with or as a result of a fundamental change, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (ii) any Convertible Notes are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of such party (howsoever described), (iii) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (for any reason other than as a result of an acceleration of the Convertible Notes that results in an Additional Termination Event pursuant to the preceding Section 8(a)(i)), or (iv) any Convertible Notes are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its subsidiaries (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction. For the avoidance of doubt, any conversion of Convertible Notes pursuant to the terms of the Indenture shall not constitute a Repayment Event. Counterparty acknowledges and agrees that (x) it will immediately cancel pursuant to Section 2.12 of the Indenture any Convertible Notes that are subject to any Repayment Event and (y) each such Convertible Note that is subject to a Repayment Event will be deemed to no longer be outstanding for all purposes hereunder.

(e) Right to Extend. Dealer may postpone or add, in whole or in part, as Dealer determines appropriate in good faith, any Settlement Date or any other date of valuation or delivery by Dealer, with respect to any relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), to the extent Dealer determines, in its reasonable discretion based on advice of counsel in the case of the immediately following clause (ii), that such extension is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market or the stock borrow market or other relevant market or (ii) to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer and the Transaction.

(f) Staggered Settlement. If Dealer reasonably determines it is appropriate with respect to any applicable legal, regulatory or self-regulatory requirements (including any requirements relating to Dealer’s hedging activities with respect to the Transaction) or restrictions, or with related policies and procedures applicable to Dealer and the Transaction, and/or to avoid an Excess Ownership Position, Dealer may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares or Share Termination Delivery Units, as applicable, on one or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares or Share Termination Delivery Units, as applicable, it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares or Share Termination Delivery Units, as applicable, that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares or Share Termination Delivery Units, as applicable, that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(g) Transfer and Assignment. Either party may transfer any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld; provided that Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to (i) any of its affiliates (A) with a credit quality equivalent to Dealer or Dealer’s guarantor or (B) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer or its relevant affiliate for similar transactions, by Dealer, an affiliate of Dealer with credit quality equivalent to Dealer or Dealer’s parent entity or other guarantor, or (ii) if an Excess Ownership Position (as defined below) or Hedging Disruption exists, but only to the extent of such Excess Ownership Position or to the extent such assignment would eliminate such Hedging Disruption, to any other third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than A- by Standard and Poors Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer. Dealer shall promptly notify Counterparty of any such assignment provided for above. If at any time at which (1) the Equity Percentage exceeds 9%, (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any state or federal bank holding company or banking laws, or other federal, state or local regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would, in Dealer’s reasonable judgment based on advice of counsel, give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), or (3) a Hedging Disruption has occurred and is continuing, if Dealer, in its discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms reasonably acceptable to Dealer such that an Excess Ownership Position or a Hedging Disruption, as the case may be, no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position or Hedging Disruption, as the case may be, no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(a) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day and (B) the denominator of which is the number of Shares outstanding on such day.

(h) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(j) No Netting and Set-off. Notwithstanding any provision of the Agreement (including without limitation Section 6(f) thereof) and this Confirmation (including without limitation this Section 8(j)) or any other agreement between the parties to the contrary, each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(j) Early Unwind. In the event the sale by Counterparty of the “Initial Securities” (as defined in the Purchase Agreement) is not consummated with the initial purchasers for any reason by the close of business in New York on February 7, 2014 (or such later date as agreed upon by the parties, which in no event shall be later than February 21, 2014) (February 7, 2014 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind

Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated and (ii) following the payment or delivery, as applicable, referred to below, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date (other than under the indemnity under the second paragraph of Section 8(c)); provided that, except to the extent that the Early Unwind Date occurred as a result of a breach of the Purchase Agreement by Dealer (or its affiliate, as applicable) in its capacity as initial purchaser Counterparty shall pay to Dealer an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities, unless Counterparty agrees to purchase any such Shares at the cost at which Dealer purchased such Shares) or, at the election of Counterparty, deliver to Dealer (at the times, and in the amounts, reasonably requested by Dealer) Shares with a value equal to such amount, as commercially reasonably determined by the Calculation Agent, in which event the parties shall enter into customary and commercially reasonable documentation relating to the registered or exempt resale of such Shares (in which case, the Calculation Agent shall make any adjustment to the number of such Shares that is necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of such Shares in a private placement) (it being understood, for the avoidance of doubt, that Counterparty shall have the right to elect that an exempt, as opposed to registered, resale of such Shares shall apply in accordance with the requirements set forth herein); provided that, if Counterparty makes such election to deliver Shares, notwithstanding the foregoing, the number of Shares so delivered will not exceed a number of Shares equal to two multiplied by the Number of Shares (with such Number of Shares determined, for the avoidance of doubt, as if the relevant Convertible Notes had been issued and the Hedge Completion Date had occurred).

(k) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may perform such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(l) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(m) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(n) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF COUNTERPARTY OF ITS AFFILIATES OR DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(o) Submission to Jurisdiction. Each party hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding by the other party against it relating to the Transaction to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof.

(p) Governing Law. THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE).

(q) [Reserved]

(r) Amendments to Equity Definitions.

(i) Section 11.2(a) of the Equity Definitions is hereby amended by (1) deleting the words “a diluting or concentrative” and replacing them with the words “a material” and (2) adding the phrase “or options on the Shares” at the end of the sentence.

(ii) Section 11.2(c) of the Equity Definitions is hereby amended by (1) replacing the words “a diluting or concentrative” with “a material”, (2) adding the phrase “or options on the Shares” following the words “the theoretical value of the relevant Shares”, (3) deleting the words “diluting or concentrative” following the words “the Calculation Agent determines appropriate to account for that” and (4) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, other than in the case of a Share split, reverse Share split or equivalent transaction, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(iii) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by (1) deleting the words “that may have a diluting or concentrative” and replacing them with the words “that is the result of a corporate event involving Issuer or its securities that could reasonably be expected to have a material” and (2) adding the phrase “or options on the Shares” at the end of the sentence.

(iv) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) inserting “(A)” after “means” in the first line thereof and replacing “(A)” and “(B)” in the third and fourth lines thereof with “(1)” and “(2)” respectively, (2) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, (3) inserting at the end of renumbered subsection (2) thereof the following wording, “or, under the laws of the Cayman Islands, any other impediment to or restriction on the transfer of any Share arises or becomes applicable including, without limitation, where (x) any transfer of a Share or alteration of the status of the members of the Issuer would be void unless a court of the Cayman Islands orders otherwise or (y) any transfer of a Share not being a transfer with the sanction of a liquidator, and any alteration in the status of the Issuer’s members would be void” and (4) deleting the semi-colon at the end of renumbered subsection (2) thereof and inserting the following words therefor “or (B) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(v) Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(s) General Obligations Law of New York. With respect to the Transaction, (i) this Confirmation is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”); (ii) this Confirmation constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (iii) this Confirmation constitutes a prior “written contract” as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Confirmation, as supplemented by the related Trade Notification.

(t) Foreign Account Tax Compliance Act and HIRE Act. “Tax” and “Indemnifiable Tax” each as defined in Section 14 of the Agreement shall not include (i) any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or any regulations issued thereunder or (ii) any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement. Counterparty shall promptly upon request by Dealer, provide tax forms and documents required to be delivered pursuant to Section 1471(b) or Section 1472(b)(1) of the Code and any other forms and documents reasonably requested by Dealer.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Yours faithfully,

[DEALER]

By:
Name:
Title:

Agreed and Accepted By:

HERBALIFE LTD.

By:
Name:
Title:

SCHEDULE A

TRADE NOTIFICATION

To:	Herbalife Ltd.

From:	[Insert Dealer name and address]

Re:	Base Capped Call Transaction

Date:	[ ], 2014

Dear Sir(s):

The purpose of this Trade Notification is to notify you of certain terms in the Transaction entered into between [Insert Dealer name] (“Dealer”) and Herbalife Ltd. (“Counterparty”) with the Trade Date of February 3, 2014.

This Trade Notification supplements, forms part of, and is subject to the Confirmation dated as of February 3, 2014 (the “Confirmation”) between Dealer and Counterparty, as amended and supplemented from time to time.

Hedge Completion Date:	[ ]

Premium:	USD [ ]

Additional Premium Amount:	USD [ ]

Additional Premium Payment Date:	[ ]

Exchange Business Day	Hedge Reference Price	Daily Premium Amount
1.
2.
3.
4.
5.
…

Yours faithfully,

[DEALER]

By:
Name:
Title:

SCHEDULE B

Hedge Reference Price	Daily Premium Amount